WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

WHEREAS, Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the "Company," has adopted the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as may be amended from time to time (the "Plan");

WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its shareholders to grant time-based Restricted Share Units ("RSUs") provided for herein to the Executive (as hereinafter defined) pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

THIS TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT (this "Agreement"), effective as of May 10, 2013, is made by and between the Company and the individual (the "Executive") who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Executive's online account with the Company's designated broker/stock plan administrator.

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified below, or to the extent not defined, as specified in the Plan unless the context clearly indicates to the contrary.

Section 1.1 - Cause

"Cause" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.2 - Change of Control

"Change of Control" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.3 - Deemed Vesting Commencement Date

"Deemed Vesting Commencement Date" shall mean April 30, 2013 for purposes of the forfeiture provisions set forth in Section 3 .1 below.

Section 1.4 - Disability

"Disability" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.5 - Employment Agreement
"Employment Agreement" shall mean the agreement entered into on October 16, 2012 by and between the Company and the Executive.

Section 1.6 - Good Reason

"Good Reason" shall have the same meaning as the definition stated in the Employment Agreement.

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Section 1.7 - Grant Date

"Grant Date" shall mean the date set forth in a Schedule to the Agreement or communicated to the Executive through his online account with the Company's designated broker/stock plan administrator.

Section 1.8 - Initial Term

"Initial Term" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.9 - Plan

"Plan" shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.10 - Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.11 - Renewal Term

"Renewal Term" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.12 - Retirement

"Retirement" shall mean a termination of employment described in the first sentence of Section 3(c) of the Employment Agreement.

Section 1.13 - Restricted Share Units or RSUs

"Restricted Share Units" or "RSUs" shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the Executive's continued employment through each vesting date set forth in a schedule to the Agreement or provided to the Executive through the Executive's online account with the Company's designated broker/stock plan administrator, unless otherwise set forth in this Agreement.

Section 1.14 - Shares

"Shares" shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 per Share, which may be authorized but unissued.
ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

Section 2.1 - Grant of the Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule A to this Agreement, the Company hereby grants to the Executive the number of RSUs specified in a Schedule to the Agreement or as stated in the Executive's online account with the Company's designated broker/stock plan administrator. This grant is a grant made pursuant to Section l (f) of the Employment Agreement. It is the understanding and intent of the parties that this Agreement shall in all respects be consistent with the provisions of the Employment Agreement. In the event of any conflict between the terms of the Agreement or the Plan and the provisions of the Employment Agreement, the provisions of the Employment Agreement that are more favorable to the Executive shall control.

Section 2.2 - RSU Payment

In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon settlement of the RSUs must be fully

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paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSUs is received by it on behalf of the Executive at the time the RSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3 - Employment or Service Rights

Subject to the terms of the Employment Agreement, the rights and obligations of the Associate under the terms of his office or employment with the Company or any Subsidiary or Designated Associate Company shall not be affected by his participation in this Plan or any right which he may have to participate in it.

Section 2.4 - Adjustments in RSUs Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the RSUs; (ii) the terms and conditions of the RSUs; and/or (iii) the purchase price with respect to the RSUs. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the "Shortfall"), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. RSUs shall not immediately vest unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate.

Section 2.5 - Tax Withholding
The Executive acknowledges that, regardless of any action taken by the Company, the ultimate liability for all Tax-Related Items related to the Executive's participation in the Plan and legally applicable to the Executive or deemed by the Company, in its discretion, to be an appropriate charge to the Executive even if legally applicable to the Company, is and remains the Executive's responsibility and may exceed the amount actually withheld by the Company. The Executive further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Executive's liability for Tax-Related Items or achieve any particular tax result. Further, if the Executive is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Executive acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Executive agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Executive may elect to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following (provided that the Committee does not indicate that alternative (iii) is unavailable):

(i)	withholding from the Executive's wages or other cash compensation paid to the Executive by the Company; or

(ii)
withholding from proceeds of the sale of Shares issued upon vesting of the RS Us either through a voluntary sale or through a mandatory sale arranged by the Company (on the Executive's behalf pursuant to this authorization without further consent); or

(iii)
withholding in Shares to be issued upon settlement of the RSU unless the Committee, in its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum

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applicable rates, in which case the Executive will receive a refund of any over withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax Related Items is satisfied by withholding in Shares, for tax purposes, the Executive is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Executive agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Executive's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Executive fails to comply with the Executive's obligations in connection with the Tax-Related Items.

Section 2.6 - Dividend Equivalents
As long as the Executive holds RSUs granted pursuant to this Award, the Company shall accrue for the Executive, on each date that the Company pays a cash dividend to holders of its Ordinary Shares, dividend equivalents equal to the total number of RSUs credited to the Executive under this award multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend equivalents shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. The accrued dividend equivalents shall be subject to the same restrictions as the RSUs to which the dividend equivalents relate, and the dividend equivalents shall be forfeited in the event that the RSUs with respect to which such dividend equivalents were credited are forfeited. Upon vesting of the RSUs, or any portion thereof, the Company shall pay to the Executive in cash all accrued dividend equivalents following deduction for all applicable Tax-Related Items in accordance with Paragraph 2.4.

Section 2.7 - Clawback Policy

The Company may cancel all or part of the RS Us or require payment by the Executive to the Company of all or part of any amount or Shares acquired by the Executive upon vesting and settlement of the RSUs pursuant to the Company's Clawback Policy, as stated in Section 10 of the Plan, only if the Executive violates the noncompetition provision in Section 6(d) of the Employment Agreement.

ARTICLE III

PERIOD OF VESTING AND ISSUANCE OF SHARES

Section 3 .1 - Vesting Schedule and Forfeiture Provisions

(a)Subject to the Executive's continued employment with the Company, its Subsidiaries or a Designated Associate Company through the applicable vesting date, the RSUs shall vest according to the vesting schedule that is set forth in a schedule set forth below and become payable in accordance with Section 3 .1 and Section 3 .2 below.

Date RSUs Become Vested	Percentage of Shares

10 May 2014	33%
10 May 2015	33%
10 May 2016	34%

(b)In the event of the Executive's Termination of Service, any unvested RSUs will be forfeited immediately by the Executive, subject to, and except as otherwise specified within, the terms and conditions of Sections 3.1(c) to 3. l (f) below.

(c)If the Executive experiences a Termination of Service due to (i) a termination by the Company without Cause, (ii) resignation with Good Reason by the Executive, or (iii) delivery to the Executive of a notice of non-renewal prior to the end of the Initial Term or the first Renewal Term, (A) the Executive shall be entitled to service credit equal to an additional twelve (12) months, measured as of the date of termination and (B) the RSUs shall be deemed to have a

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vesting schedule, in lieu of the vesting schedule contemplated under Section 3.1(a), providing for the vesting of one-third (l/3rd) of the RSUs on each of the first three (3) anniversaries of the Deemed Vesting Commencement Date. If, after giving effect to the service vesting credit provided under this Section 3.1(b), the Executive is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to this Section or Section 3.l(a), any unvested RSUs shall be forfeited as of the date of termination.

(d)If, within two years of a Change of Control, the Executive experiences a Termination of Service due to (i) termination by the Company without Cause, (ii) resignation with Good Reason by the Executive or (iii) delivery to the Executive of a notice of non-renewal prior to the end of the Initial Term or first Renewal Term, any unvested RSUs shall immediately vest one day prior to the date of the Executive's Termination of Service.

(e)If the Executive experiences a Termination of Service due to Retirement, (i) the Executive shall be entitled to service credit equal to an additional twenty-four (24) months, measured as of the date of termination and (B) the RSUs shall be deemed to have a vesting schedule, in lieu of the vesting schedule contemplated under Section 3.1(a), providing for the vesting of one-third (l/3rd) of the RSUs on each of the first three (3) anniversaries of the Deemed Vesting Commencement Date. If, after giving effect to the service vesting credit provided under this Section 3.1(e), the Executive is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to this Section or Section 3 .1(a), any unvested RSUs shall be forfeited as of the date of termination.

(e)    In the event the Executive experiences a Termination of Service with the Company due to death or Disability, any unvested RSUs shall immediately vest on the date of termination of the Executive's employment.

(f)    If, prior to any applicable vesting date, the Executive experiences a Termination of Service for any reason other than those described in Sections 3.1(b) through 3.1(e), the unvested RSUs and any underlying Shares will be immediately forfeited and the Executive will not be entitled to the unvested RSUs or the underlying Shares.

(f)RSU s that vest in accordance with this Section 3.1 shall be delivered within one month following the earlier of (i) the applicable vesting date set forth in 3.l(a) or (ii) any accelerated vesting event contemplated under Section 3. l(b) through 3.l(e).

(g)In the event of a Change of Control, unvested RSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of unvested RSUs.

(h)    The Executive agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Executive's online account with the Company's designated broker/stock plan administrator, the Agreement including any applicable Schedules thereto.

(j)    The Committee may, in its sole discretion, cancel the RSUs if the Executive fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in Section 3.l(i).

Section 3 .2 - Conditions to Issuance of Shares

The Shares to be delivered under this Agreement may be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the settlement of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code:

(a)The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b)The Executive has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of United States resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs (other than a transfer through a sale of the Shares on the principal stock exchange or electronic trading system on which such Shares are then traded) does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.

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Section 3.3 - Rights as Shareholder

The Executive shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSU s unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Executive.

Section 3.4 - Limitation on Obligations

The Company's obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Executive of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company's obligations under this Agreement. In addition, the Company shall not be liable to the Executive for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Executive (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Executive (or his designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1 - Nature of Award

In accepting the RS Us, the Executive acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Executive's participation in the Plan is voluntary and subject to the terms of the Employment Agreement;

(c)the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(d)the RSUs and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(e)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(f)unless otherwise provided in the Plan, the Employment Agreement or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(g)if the Executive is providing services outside the United States the Executive acknowledges and agrees that neither the Company nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Executive's local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Executive pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement

Section 4.2 - No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive's participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Executive is hereby advised to consult with his own personal tax, legal and financial advisors

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regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE AND CONSENT

Section 5 - Data Privacy

(a)The Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Executive's personal data as described in this Agreement and any other RSU materials ("Data”) by and among, as applicable, the Company and its Subsidiaries and Designated Associate Companies for the exclusive purpose of implementing, administering and managing the Executive's participation in the Plan.

(b)The Executive understands that the Company may hold certain personal information about the Executive, including, but not limited to, the Executive's name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive's favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)The Executive understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Executive understands that the recipients of the Data may be located in the Executive's country or elsewhere, and that the recipients' country (e.g., Ireland) may have different data privacy laws and protections from the Executive's country. The Executive understands that, if he lives outside of the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Executive authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Executive understands that Data will be held only as long as is necessary to implement, administer and manage the Executive's participation in the Plan. The Executive understands that if he resides outside the United States, he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, the Executive understands that he is providing the consents herein on a purely voluntary basis. If the Executive does not consent, or if the Executive later seeks to revoke his consent, his employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Executive's consent is that the Company would not be able to grant the Executive RSUs or other equity awards or administer or maintain such awards. Therefore, the Executive understands that refusing or withdrawing his consent may affect the Executive's ability to participate in the Plan. For more information on the consequences of the Executive's refusal to consent or withdrawal of consent, the Executive understands that he may contact his local human resources representative.

ARTICLE VI

MISCELLANEOUS
Section 6.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. Subject to the Employment Agreement, all actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 6.2 - RSUs Not Transferable

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Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 6.3 - Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 6.4 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY
10281 Attention: General Counsel

and any notice to be given to the Executive shall be at his address contemplated by the Employment Agreement.

By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive's personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom's Post Office or in the case of a notice given by an Executive resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 6.5 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.6 - Applicability of Plan

The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares.

Section 6.7 - Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 6.8 - Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law principles.

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Section 6.9 - Jurisdiction

The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts.

Section 6.10 - Arbitration

Any dispute with may arise out of or in connection with this Agreement will be subject to the Arbitration clause set forth in Section 7(i) of the Employment Agreement.

Section 6.11 - Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Executive accepts the electronic signature of the Company.

Section 6.12 - Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 6.13 - Schedule A

The RSUs shall be subject to any special provisions set forth in Schedule A for the Executive's country of residence, if any. If the Executive relocates to one of the countries included in Schedule A during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Executive, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 6.14 - Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 6.1 5 - Waiver

The Executive acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive or any other Participant of the Plan

Section 6.16 - Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 6.17 - Code Section 409A.

For purposes of United States taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Executive, that the Committee

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determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Director or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

By the Executive's execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Executive's online account with the Company's designated broker/stock plan administrator, the Executive and the Company have agreed that the RS Us are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

/S/ DOMINIC CASSERLEY	By:	/S/ ADAM L. ROSMAN
DOMINIC CASSERLEY	Name:	ADAM L. ROSMAN
	Title:	Group General Counsel

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SCHEDULE A

COUNTRY-SPECIFIC APPENDIX TO
TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Executive under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the "Plan") and the Agreement if the Executive resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Executive's country as of May 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Executive not rely on the information noted herein as the only source of information relating to the consequences of the Executive's participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Executive with any tax advice with respect to the RSUs. The information provided below may not apply to the Executive's particular situation, and the Company is not in a position to assure the Executive of any particular result. Accordingly, the Executive is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Executive's country apply to the Executive's situation.

Finally, if the Executive is a citizen or resident of a country other than the one in which the Executive is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Executive, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Executive.

UNITED KINGDOM

Terms and Conditions

RSU Payment
This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Executive to receive a cash payment and the RSUs will be settled in Shares only.

Tax Withholding Obligations
The following provisions supplement Section 2.5 of the Agreement:

The Executive agrees that if he does not pay or the Company does not withhold from the Executive the full amount of income tax that the Executive owes at vesting, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the "Taxable Event"), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax will constitute a benefit to him on which additional income tax and national insurance contributions ("NICs" will be payable. The Executive understands and agrees that he will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any NICs due on this additional benefit.

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UNITED STATES OF AMERICA

Notifications

Exchange Control Information
Under the Foreign Account Tax Compliance Act ("FATCA"), United States taxpayers who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceeds certain thresholds (depending on the Executive's filing status) with the Executive's annual tax return. The Executive is advised to consult with his personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report ("FBAR") with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.

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